EXHIBIT 5.1

LAW OFFICES
LIPPENBERGER, THOMPSON, WELCH, SOROKO & GILBERT LLP
201 TAMAL VISTA BLVD.
CORTE MADERA, CA 94925
(415) 927-5200

FACSIMILE
RICHARD S. SOROKO	(415) 927-5210
email: rsoroko@LTWS.com

SAN FRANCISCO OFFICE
(415) 262-1200

February 9, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	BioTime, Inc.
Registration Statement on Form S-8

Ladies/Gentlemen:

We are counsel to BioTime, Inc. (the "Company") in connection with the registration of 1,000,000 common shares, no par value, of the Company (the "Shares") and 1,000,000 options to purchase common shares, no par value, of the Company (the "Options") under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”). The Shares and Options are issuable under the Company's 2002 Stock Option Plan, as amended (the "Plan").

We are of the opinion that when the Shares are issued and sold pursuant to the Plan and upon the exercise of the Options, in accordance with the terms and provisions of the Options, the Shares will be legally and validly issued and outstanding, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of California and the Federal laws of the United States of America.

We hereby consent to the use of our opinion in the Registration Statement.

Very truly yours,

Lippenberger, Thompson, Welch, Soroko & Gilbert LLP